Exhibit 5.A.1

July 15, 2020

Mr. MOTEGI Toshimitsu

Minister of Foreign Affairs

Tokyo, Japan

Mr. ASO Taro

Minister of Finance

Tokyo, Japan

Japan International Cooperation Agency

Tokyo, Japan

Dear Sirs:

Referring to the issue by Japan International Cooperation Agency (hereinafter referred to as “JICA”) of debt securities (hereinafter referred to as the “Debt Securities”) and the guarantee of the Debt Securities by Japan, we have acted as counsel for JICA and Japan, and we advise you as follows:

We have examined all the relevant laws, orders, ordinances and other acts under which the issuance and sale of the Debt Securities and the guarantee thereof by Japan will be authorized. We have also examined such other documents, matters and laws as we have deemed relevant.

We advise you that it is our opinion that, when the issuance of the Debt Securities complies with the basic policy concerning the issuance of JICA’s bonds in respect of the fiscal year ending March 31, 2021 of JICA, duly approved by the Minister of Foreign Affairs and the Minister of Finance pursuant to Article 32, paragraph 3 of the Act of the Incorporated Administrative Agency—Japan International Cooperation Agency (Act No. 136 of 2002, as amended), when the Debt Securities have been executed on behalf of JICA by the facsimile signature of KITAOKA Shinichi, President of JICA, when the guarantee of the Debt Securities by Japan has been endorsed on the Debt Securities bearing the facsimile signature or the official seal (or the facsimile thereof) of the Minister of Finance (or, in the absence of the Minister of Finance, any other Minister designated by the Prime Minister), when the Debt Securities have been duly authenticated by MUFG Bank, Ltd., London Branch under the Fiscal Agency Agreement relating to the Debt Securities (hereinafter referred to as the “Fiscal Agency Agreement”), and when the Debt Securities have been delivered and paid for, the Debt Securities will have been duly authorized, executed, authenticated and issued by JICA, and, assuming that the Debt Securities will constitute valid and legally binding obligations of JICA under their governing law, will constitute the valid and legally binding obligations of JICA entitled to the benefits provided by the Fiscal Agency Agreement, and the guarantee of the Debt Securities by Japan will have been duly authorized in accordance with the Constitution and laws of Japan and, assuming that the guarantee of the Debt Securities by Japan will constitute valid and legally binding obligations of Japan under their governing law, will constitute the valid, legally binding, direct and unconditional general obligation of Japan, for the performance of which the full faith and credit of Japan will have been pledged (we express no opinion as to the enforceability, as distinguished from the valid and legally binding nature, of the Debt Securities or said guarantee).

The foregoing opinion is limited to matters concerning the laws of Japan, and we do not express or imply any opinion on the laws of any other jurisdiction. The undersigned hereby consents to the use of their name as it occurs under the caption “Validity of Securities” in the Prospectus Supplement dated July 14, 2020, constituting a part of the Registration Statement (No. 333-216521) filed by JICA and Japan with the United States Securities and Exchange Commission (hereinafter referred to as the “Commission”) under the Securities Act of 1933, as amended. The undersigned further consents to the filing of this opinion as an Exhibit to an Annual Report on Form 18-K/A filed with the Commission on July 15, 2020.

Very truly yours,

/s/ Anderson Mori & Tomotsune
Anderson Mori & Tomotsune